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                     [LETTERHEAD OF ROSENMAN & COLIN LLP]


July 31, 1996






Board of Directors
Good Ideas Enterprises, Inc.
Rancho Cucamonga, CA  91730



Gentlemen:

You have requested our opinion as to the principal federal income tax effects to the minority stockholders of Good Ideas Enterprises, Inc. ("GIE") upon consummation of the proposed merger of a wholly-owned subsidiary of U.S. Alcohol Testing of America, Inc. ("USAT") with and into GIE (the "Merger") as more fully described in the combined Consent Solicitation Statement/Prospectus (the "Prospectus") filed with the Securities and Exchange Commission on April 18, 1996 relating to the Merger, and as to certain other matters. All capitalized terms used and not defined herein shall have the meanings ascribed to them in the Prospectus.

In connection with your request, we have reviewed the following documents: (a) the Agreement and Plan of Merger (the "Merger Agreement") dated April 12, 1996 by an among GIE, USAT and Good Ideas Acquisition Corp. ("Acquisition Corp."), a wholly-owned subsidiary of USAT; (b) the Prospectus and the exhibits filed therewith; and (c) such other documents as we have deemed necessary or appropriate to review in rendering this opinion.

In connection with our rendering of this opinion, USAT has represented to us that:

         (1) GIE and USAT are corporations formed and validly existing under the laws of the State of Delaware.

         (2) USAT formed Acquisition Corp. as a wholly-owned subsidiary under the laws of the State of Delaware to effectuate the Merger.

         (3) USAT currently owns, and will own immediately prior to the time the Merger
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Board of Directors
July 31, 1996
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              is consummated, 60.8 percent of the stock of GIE.

         (4) The Merger will be accomplished in the form of a reverse triangular merger, i.e., Acquisition Corp. will merge with and into GIE, with the stockholders of GIE exchanging their stock in GIE for stock in USAT; immediately after the Merger, USAT will own 100% of the stock of GIE, and the GIE stockholders will own a minority of the stock of USAT.

         (5) USAT intends, as soon as practicable after the Merger, to sell its 100% interest in GIE to an unrelated third party buyer. If no such buyer can be found, USAT has determined that it will be necessary to promptly discontinue all business operations of GIE and liquidate GIE. USAT will not continue GIE's existing business as a subsidiary of USAT directly or use GIE's business assets in any new business.

Discussion

The Merger will not meet the statutory requirements of a tax free reorganization within the meaning of Sections 368(a)(1)(A) and 368(a)(2)(E) of the Internal Revenue Code of 1986, as amended (the "Code"). This is because, immediately prior to the Merger, USAT already owns more than 20% of GIE's stock and, consequently, cannot acquire 80% or more of GIE's stock through the Merger as is required by Section 368(a)(2)(E) of the Code. Furthermore, in order for a reorganization to qualify under any subdivision of Section 368(a)(1) of the Code, Treasury Regulations require that there must be a continuity of the business of the acquired enterprise. In order for there to be such continuity of business, the transferee in a corporate reorganization (in this case, USAT) must either (1) continue the transferor's historic business or (2) use a significant portion of the transferor's historic business assets in a business. In the instant transaction, USAT has represented, and the Prospectus so indicates, that USAT will either sell or liquidate the business of GIE as soon as possible after the Merger is consummated. Therefore, because USAT will not continue GIE's historic assets in a business conducted as a subsidiary of USAT or otherwise after the transaction, there will not be the requisite continuity of the business enterprise. Finally, because the GIE stockholders will not be in control (as defined in Section 368(c) of the Code) of USAT after the transfer of their stock, Section 351 of the Code will not be applicable so as to preclude the recognition of gain or loss in the transaction.

Conclusion
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Board of Directors
July 31, 1996
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On the basis of our review of the aforementioned documents, the representations set forth above and on the basis of federal income tax law as currently in effect, including the Code, existing judicial decisions and administrative regulations, rulings, procedures and practice, it is our opinion that the Merger will be treated as a taxable transaction, with the following consequences: (a) gain or loss, as the case may be, will be recognized by the GIE minority stockholders upon the receipt of USAT stock to the extent the fair market value of the USAT stock received in the Merger is greater than or less than any such stockholder's tax basis in its GIE stock transferred as part of the Merger; (b) the tax basis of USAT stock in the hands of the GIE minority stockholders will be the fair market value of such stock on the date received; and (c) the holding period for federal income tax purposes of the USAT stock received by the GIE minority stockholders will commence on the date of receipt.

In addition, we have reviewed the discussion under the heading "Income Tax Consequences" in the Prospectus. In our opinion, such discussion is accurate as of the date hereof in all material respects insofar as it relates to the federal income tax aspects of the Merger as they affect GIE or the GIE minority stockholders. We have not, however, independently verified any of the financial statements or assumptions set forth in the Prospectus, and, accordingly, our opinion is qualified to that extent.

We hereby consent to the use of this opinion as an exhibit to the Prospectus and to the use of our name under the heading "Income Tax Consequences".

Very truly yours,


ROSENMAN & COLIN LLP



By: /s/ ROSENMAN & COLIN LLP
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